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                                                                     Exh 99.1

Len Cereghino & Co.                     CLIENT:   COWLITZ
BANCORPORATION
CORPORATE INVESTOR RELATIONS
Pres. & COO (360) 423-9800                        CONTACT:  Charles W. Jarrett,
2605 Western Ave., Seattle, WA  98121             Don P. Kiser, CFO
(206) 448-1996                                    BAY MORTGAGE
(425) 990-5514                                    Scott Rerucha, President


NEWS RELEASE
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                  COWLITZ BANCORPORATION TO ACQUIRE BAY MORTGAGE;

            BELLEVUE COMPANY ORIGINATED $237 MILLION IN MORTAGES IN 1998


     LONGVIEW and BELLEVUE, WA - May 13, 1999 - Cowlitz Bancorporation (NASDAQ:CWLZ), the holding company for Cowlitz Bank and Business Finance Corporation, today announced it has signed a definitive agreement to purchase the name and assets of Bay Mortgage Company from Independent Financial Network of Bellevue, WA, for $3.26 million in cash and stock. Bay Mortgage will operate as a division of Cowlitz Bank. The deal is expected to close July 1, 1999.

     Under terms of the agreement, Cowlitz will pay $1 million in cash plus $1 million in stock now, and the remaining $1.26 million in cash and stock through an earn-out performance agreement over a three year period. The transaction has been approved by the Boards of Directors of both companies.

     Founded in 1992, Bay Mortgage originated approximately $237 million in mortgages last year and has been profitable, with a return on average equity of more than 25% in 1998. The privately-held company specializes in all facets of residential lending from single family homes to small multi-plexes, including FHA and VA loans, construction loans and bridge loans. It services customers throughout the Greater Bellevue/Seattle market area.

     "We anticipate exciting opportunities in the Bellevue/Puget Sound market based on the high quality of this management team," said Charles W. Jarrett, President and Chief Operating Officer of Cowlitz. "They are seasoned bankers and mortgage lenders who also are aggressive entrepreneurs. While Bay Mortgage's superb return on equity makes it immediately accretive to Cowlitz Bancorporation earnings, we are exploring other potential services in the Greater Bellevue market as a result of this acquisition which could carry some early costs."

     Harve Menkens, Executive Vice President of Bay Mortgage, was a founder and senior officer of Enterprise Bank while Scott Rerucha, Bay Mortgage President, joined Enterprise as a senior mortgage executive soon after its founding. Enterprise Bank had approximately $165 million in assets when it was

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acquired by Washington Mutual Bank in August 1996.   Rerucha will be
President of the Bay Mortgage division of Cowlitz Bank and Menkens will be President of a new division of Cowlitz Bank.

     The other three Bay Mortgage principals are senior loan production officers David Baltzer, Steven Tedrow and Jeffrey Rice. They, and all of Bay Mortgage's 30 employees, will join the Cowlitz Bancorporation organization. Bay Mortgage's office will remain in Bellevue.

     "Our 13 loan officers have led Bay Mortgage's earnings and volumes to record levels during early 1999," noted Bay President, Scott Rerucha. "First quarter originations approximated $70 million, compared to $58 million a year ago, and we're just entering our busy season. All our loan officers are seasoned professionals with from 5 to 20

                                       (more)

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Cowlitz Bancorporation Acquires Bay Mortgage
Page Two
May 13, 1999


years in the mortgage industry. They have built their clientele over time through networking and referrals. We've known of Cowlitz management for years and are excited by the potential growth opportunities this linkage offers."

     "Bay's philosophy is to work closely with the executives of mid-size companies (i.e., independently owned businesses, such as manufacturers, distributors, wholesalers, contractors and professional service organizations)," noted Bay Executive Vice President, Harve Menkens. "We have formalized this process of networking and referrals, developing strong cross-over relationships along the way. This new association will allow us to capitalize on our strategy."

      "Bay offers an excellent fit with Cowlitz' existing businesses," Jarrett said. "Our strategy is to grow the Bancorporation beyond the Southwest
Washington focus of Cowlitz Bank where we currently hold a large share of   the
market. We are confident our attention to quality service is applicable on a broader basis."

      "Bay Mortgage offers us great potential; we expect significant synergy from this management team," said Benjamin Namatinia, Chairman and Chief Executive Officer of Cowlitz Bancorporation. "Cowlitz' strategy is to offer a combination of financial services (banking, mortgage, trust, brokerage, insurance, factoring, and leasing) to the people of our area as opportunities to expand become available. Bay will be an integral part of that expansion."

     Cowlitz Bancorporation's assets were $175.5 million at March 31, 1999. Shareholders' equity increased to $30.9 million, reflecting capital raised in its March 1998 public offering, and tangible book value equaled $6.99.

     Its wholly-owned subsidiary, Cowlitz Bank, is the only community bank headquartered in Cowlitz County - which is 40 miles north of Portland, Oregon. The bank offers commercial banking services primarily to small and medium-sized businesses, professionals and retail customers through five branches. Cowlitz' Business Finance Corporation subsidiary, based in Bellevue, WA, was acquired in September 1998 and provides asset based financing to companies throughout the Western US (California, Nevada, Hawaii, Oregon and Washington).


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS NEWS RELEASE LOOKING FORWARD IN TIME INVOLVE RISKS AND UNCERTAINTIES, INCLUDING COMPLETION OF THE DUE

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DILIGENCE PROCESS, REGULATORY APPROVAL, RETENTION OF KEY PERSONNEL, SUCCESS
OF DEVELOPING NEW PRODUCTS AND EXPANDING EXISTING MARKETS, ABILITY TO PENETRATE NEW MARKETS, ADDITIONAL EXPANSION OPPORTUNITIES, THE EFFECT OF CHANGING ECONOMIC CONDITIONS, CHANGES IN THE REGULATORY ENVIRONMENT, AND OTHER RISK FACTORS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

                                       - 0 -

NOTE:  Transmitted on PR Newswire at ___ p.m. PDT, May 13, 1999.